Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2017 Financial Results

INCLINE VILLAGE, NV, May 3, 2017 – PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2017 including:

•	Total revenues of $45.4 million for the three months ended March 31, 2017.

•	GAAP diluted EPS of $0.04 for the three months ended March 31, 2017.

•	GAAP net income attributable to PDL’s shareholders of $7.2 million for the three months ended March 31, 2017.

•
Non-GAAP net income attributable to PDL’s shareholders of $13.2 million for the three months ended March 31, 2017. A full reconciliation of all components of the GAAP to non-GAAP financial results can be found in Table 4 at the end of the release.

“We have had a number of positive events related to our income generating assets this year which have resulted in significant cash infusions, including the repayment of the ARIAD investment and the successful settlement of litigation related to Keytruda,” said John P. McLaughlin, president and chief executive officer of PDL. “With a cash balance of over $400 million, and a nimble business development process, we are poised to acquire additional specialty pharma drug products in 2017.”

Recent Developments

•
In April 2017, the Company entered into a settlement agreement with Merck to resolve the patent infringement lawsuit between the parties pending in the U.S. District Court for the District of New Jersey related to Merck’s Keytruda humanized antibody product. Under the terms of the agreement, Merck will pay the Company a one-time, lump-sum payment of $19.5 million, and the Company will grant Merck a fully paid-up, royalty-free, non-exclusive license to certain of the Company’s Queen et al. patent rights for use in connection with Keytruda as well as a covenant not to sue Merck for any royalties regarding Keytruda. In addition, the parties agreed to dismiss all claims in the relevant legal proceedings. The payment of $19.5 million is expected to be recognized as license revenue for the second quarter ending June 30, 2017.

•
On March 1, 2017, the Company announced that its board of directors has authorized the repurchase of up to $30.0 million of the Company’s common stock through March 2018. As of March 31, 2017, the Company has repurchased a total of 3.9 million shares of its common stock in open market transactions under the share repurchase program for an aggregate purchase price of $8.5 million, or an average cost of $2.16 per share. From April 1, 2017 to April 28, 2017, the Company repurchased 3.7 million shares of its common stock under the share repurchase program at a weighted average price of $2.16 per share for a total of $7.9 million. Since the inception of the share repurchase program in March 2017, the Company has repurchased 7.6 million shares of its common stock for a total of $16.4 million.

•
In April 2017, PDL received a royalty payment from Valeant Pharmaceuticals International, Inc. in the amount of $8.5 million for royalties earned on sales of Glumetza for the month of March. The monthly royalty payment was a result of lower reported gross to net deductions. This payment will be recorded in the second quarter of 2017.

Revenue Highlights

•	Total revenues of $45.4 million for the three months ended March 31, 2017 included:

◦	Royalties from PDL’s licensees to the Queen et al. patents of $14.2 million, which consisted of royalties earned on sales of Tysabri® under a license agreement;

◦
Net royalty payments from acquired royalty rights and a change in fair value of the royalty rights assets of $13.1 million, which consisted of the change in estimated fair value of our royalty right assets, primarily related to the Depomed, Inc., University of Michigan, ARIAD and AcelRx Pharmaceuticals, Inc.;

◦	Interest revenue from notes receivable financings to kaléo and CareView Communications of $5.5 million; and

◦
Product revenues of $12.6 million from sales of Tekturna® and Tekturna HCT® in the United States of $9.7 million and Rasilez® and Rasilez HCT® in the rest of the world (collectively, the Noden Products) of $2.9 million.

•	Total revenues decreased by 56 percent for the three months ended March 31, 2017, when compared to the same period in 2016.

◦	The decrease in royalties from PDL’s licensees to the Queen et al. patents is due to the period ended March 31, 2016 being the last quarter in which PDL received royalties from Genentech, Inc.

◦	The increase in royalty rights - change in fair value was primarily due to the prior year decrease in fair value of the Depomed, Inc. royalty asset.

◦	PDL received $13.5 million in net cash royalties from its royalty rights in the first quarter of 2017, compared to $17.2 million for the same period of 2016.

◦
The decrease in interest revenues was primarily due to the early repayment of the Paradigm Spine, LLC note receivable investment and the non-accrual status of the LENSAR, Inc. note receivable investment.

◦	Product revenues were derived from sales of the Noden Products, which PDL did not begin to recognize until the third quarter of 2016.

Operating Expense Highlights

•
Operating expenses were $26.9 million for the three months ended March 31, 2017, compared to $9.8 million for the same period of 2016. The increase in operating expenses for the three months ended March 31, 2017, as compared to the same period in 2016, was primarily a result of the $15.5 million in expenses related to the Noden operations, including $7.5 million of non-cash intangible asset amortization and a change in fair value of contingent consideration.

Other Financial Highlights

•
PDL had cash, cash equivalents, and short-term investments of $409.3 million at March 31, 2017, compared to $242.1 million at December 31, 2016. The current cash balance includes a $111.3 million payment from ARIAD as a result of PDL’s exercise of its put option under the ARIAD royalty agreement.

•	Net cash provided by operating activities in the three months ended March 31, 2017 was $45.8 million, compared with $92.5 million in the same period in 2016.

Conference Call and Webcast Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, May 3, 2017.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 13017592. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 10, 2017, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 13017592.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

We seek to provide a significant return for our shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, we began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, we began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. We have three debt transactions outstanding, representing deployed and committed capital of $210.0 million and $250.0 million, respectively: CareView, kaléo, and LENSAR; we have one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and we have five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. Our equity and loan investments in Noden represent deployed and committed capital of $110.0 million and $202.0 million, respectively.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenues
Royalties from Queen et al. patents	$14,156	$121,455
Royalty rights - change in fair value	13,146	(27,102)
Interest revenue	5,457	8,964
Product revenue, net	12,581	—
License and other	100	(193)
Total revenues	45,440	103,124

Operating Expenses
Cost of product revenue (excluding intangible amortization)	2,552	—
Amortization of intangible assets	6,015	—
General and administrative expenses	12,576	9,846
Sales and marketing	2,584	—
Research and development	1,766	—
Change in fair value of anniversary payment and contingent consideration	1,442	—
Total operating expenses	26,935	9,846
Operating income	18,505	93,278

Non-operating expense, net
Interest and other income, net	212	113
Interest expense	(4,971)	(4,550)
Total non-operating expense, net	(4,759)	(4,437)

Income before income taxes	13,746	88,841
Income tax expense	6,552	32,954
Net income	7,194	55,887
Less: Net (loss)/income attributable to noncontrolling interests	(47)	—
Net income attributable to PDL’s shareholders	$7,241	$55,887

Net income per share
Basic	$0.04	$0.34
Diluted	$0.04	$0.34

Shares used to compute income per basic share	163,745	163,701
Shares used to compute income per diluted share	163,992	163,835

Cash dividends declared per common share	$—	$0.05

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$409,318	$242,141
Total notes receivable	$261,025	$270,950
Total royalty rights - at fair value	$293,801	$402,318
Total assets	$1,237,773	$1,215,387
Total convertible notes payable	$235,118	$232,443
Total stockholders’ equity	$762,936	$755,423

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2017	2016
Net income	$7,194	$55,887
Adjustments to reconcile net income to net cash provided by (used in) operating activities	13,453	22,336
Changes in assets and liabilities	25,135	14,283
Net cash provided by operating activities	$45,782	$92,506

TABLE 4
PDL BIOPHARMA, INC.
GAAP to NON-GAAP RECONCILIATION:
NET INCOME AND DILUTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amount)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$7,241	$55,887
Adjustments to Non-GAAP net income (as detailed below)	5,971	28,901
Non-GAAP net income attributed to PDL’s shareholders	$13,212	$84,788

An itemized reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended
	March 31,
	2017	2016
GAAP net income attributed to PDL’s shareholders as reported	$7,241	$55,887
Adjustments:
Mark-to-market adjustment to fair value assets	348	44,323
Non-cash interest revenues	(75)	(1,951)
Non-cash stock-based compensation expense	1,112	786
Non-cash debt offering costs	2,675	2,461
Mark-to-market adjustment on warrants held	(100)	329
Amortization of the intangible assets	6,015	—
Mark-to-market adjustment of anniversary payment and contingent consideration	1,442	—
Income tax effect related to above items	(5,446)	(17,047)
Total adjustments	5,971	28,901
Non-GAAP net income	$13,212	$84,788

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) mark-to market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value re-measurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) non-cash interest revenue from notes receivable (3) stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to market adjustments related to warrants held, (6) mark-to-market adjustment related to acquisition-related contingent considerations, (7) amortization of intangible assets, and to adjust (7) the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.